UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8‑K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2016
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0160744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200 La Jolla, CA	92037 (Zip Code)
(Address of principal executive offices)
(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Interest Purchase Agreement
On May 3, 2016, Ligand entered into an agreement to acquire certain economic rights of CorMatrix® Cardiovascular, Inc. (“CorMatrix”). Pursuant to the Purchase Agreement, Ligand will pay $17.5 million in cash to acquire a portion of revenues (“synthetic royalties”) from CorMatrix’s existing marketed products and will have the right to receive potential future synthetic royalties from future marketed products, if any. Ligand is entitled to a minimum of $2.75 million of synthetic royalty annually. The synthetic royalty on currently marketed products is expected to generate approximately the minimum royalty in the near-term and Ligand estimates this synthetic royalty has the potential to double over time with commercial success. The synthetic royalty rate on the pipeline assets is a mid-single digit royalty. The agreement will terminate with respect to each of CorMatrix’s products upon the later of (i) May 3, 2026 and (ii) 10 years from the date of the first commercial sale of such product.
CorMatrix’s existing products are medical devices that aid in the development and regrowth of human tissue, such as cardiac, vascular and pericardial tissue. In addition, CorMatrix currently markets a medical device known as the CanGaroo® ECM Envelope for cardiac implantable electronic devices which reduces the rate of common complications resulting from implanting devices such as pacemakers. CorMatrix’s existing and pipeline products are based on the extracellular matrix, or ECM, an innovative implantable medical device that enables migration, vascularization and remodeling of pericardial, cardiac and vascular tissues, which remodels into the patient’s own native tissue with no foreign materials left behind. The programs are indicated or intended for use in a variety of cardiovascular procedures.
The foregoing description of certain terms contained in the agreement with CorMatrix does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement which will be filed with the Securities and Exchange Commission by the Company on its Quarterly Report on Form 10-Q for the period ending June 30, 2016.
Item 2.02 Results of Operations and Financial Condition.
On May 4, 2016, Ligand Pharmaceuticals Incorporated (the “Company”) issued a press release announcing its financial results for the three months ended March 31, 2016. A copy of this press release is furnished herewith as Exhibit 99.1.
In accordance with General Instruction B.2. of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Forward-Looking Statements
This report contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this report. These forward-looking statements include comments regarding future net sales and commercial success of CorMatrix’s marketed programs, the possibility for regulatory approval of CorMatrix’s marketed and development programs, for which Ligand has acquired the synthetic royalty payment streams, and regarding the usefulness of CorMatrix’s technology in the clinical and commercial development of such programs.

Actual events or results may differ from Ligand's expectations. For example, there can be no assurance that CorMatrix will be able to successfully sell its existing or, if approved, future products; development of new products and medical devices will require significant expense on the part of CorMatrix; CorMatrix may abandon the development of new products if commercially reasonable; CorMatrix may not file marketing applications or, if filed, such applicable may not be approved; and our rights relating to income streams from these medical devices may be challenged. The same risks apply to the other programs which comprise Ligand’s shots-on-goal portfolio. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other important risk factors affecting Ligand (including Ligand’s current reliance on revenues based on sales of Promacta® and Kyprolis®, and various risks to which Ligand’s Captisol® cyclodextrin operations are subject) can be found in Ligand's prior periodic filings with the Securities and Exchange Commission (including its Form 10-K filed on February 26, 2016), available at www.sec.gov, as updated by future period reports filed with the Securities and Exchange Commission. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this report. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Press release dated May 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LIGAND PHARMACEUTICALS INCORPORATED

Date: May 4, 2016	By: /s/ Matthew Korenberg Name: Matthew Korenberg Title: Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 4, 2016.